Exhibit 99.1

Civista Bancshares, Inc. Announces First Quarter 2024 Financial Results

Sandusky, Ohio, April 30, 2024 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three months ending March 31, 2024.

First quarter highlights

•	Net income of $6.4 million, or $0.41 per diluted share, for the first quarter of 2024, compared to $12.9 million, or $0.82 per diluted share, for the first quarter of 2023.

•	Low cost of deposits of 214 basis points and total funding costs of 254 basis points for the quarter.

•	Based on the March 29, 2024 market close share price of $15.38, the $0.16 first quarter dividend is equivalent to an annualized yield of 4.16% and a dividend payout ratio of 42.11%.

“Although I was disappointed in our first quarter results, we knew there would be head winds as we exited the third-party payment tax refund business, and that we would not have the benefit of the $1.5 million one-time bonus from the prior year’s renegotiation of our debit brand agreement. In late 2023, we implemented changes in the way we process overdrafts which reduced service charge income. As a result of these three items, we had approximately $3.8 million of noninterest income to replace from the previous year,” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended March 31, 2024 and 2023

Net interest income decreased $4.2 million, or 13.0%, for the first quarter of 2024 compared to the same period of 2023, due to an increase in interest expense partially offset by an increase in interest income. Noninterest income also decreased, primarily due to the company’s decision to step away from our income tax refund business for 2024.

Net interest margin decreased 77 basis points to 3.22% for the first quarter of 2024, compared to 3.99% for the same period a year ago.

The increase in interest income was due to increases in both yield and in asset volume. The 41 basis point increase in yield led to a $3.7 million increase in interest income, while the $239.3 million increase in average earning assets led to a $3.5 million increase in interest income. The increase in volume can be attributed to organic growth.

Interest expense increased $12.8 million, or 143.4%, for the first quarter of 2024, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 140 basis points, which led to a $6.9 million increase in interest expense. Average interest-bearing liabilities increased $411.6 million, leading to a $4.5 million increase in interest expense. The increase in interest-bearing liabilities was primarily in time deposits. The increase in funding cost, as well as the shift in the funding mix, are driving the increase in interest.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2024			2023
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,880,031	$44,485	6.20%	$2,649,901	$37,784	5.78%
Taxable securities	350,815	2,934	3.00%	374,851	2,834	2.77%
Non-taxable securities	295,388	2,375	3.85%	281,136	2,262	3.81%
Interest-bearing deposits in other banks	26,318	334	5.09%	7,397	45	2.47%

Total interest-earning assets	$3,552,552	50,128	5.64%	$3,313,285	42,925	5.23%

Noninterest-earning assets:
Cash and due from financial institutions	29,599			54,136
Premises and equipment, net	54,980			62,776
Accrued interest receivable	12,724			10,655
Intangible assets	134,872			135,554
Bank owned life insurance	61,456			53,630
Other assets	58,472			61,292
Less allowance for credit losses	(37,356)			(30,454)

Total Assets	$3,867,299			$3,660,874

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,383,225	$3,986	1.16%	$1,384,070	$1,084	0.32%
Time	902,442	12,001	5.33%	308,400	2,148	2.82%
Short-term FHLB advances	328,687	4,515	5.51%	372,226	4,258	4.64%
Long-term FHLB advances	2,275	13	2.29%	3,442	19	2.24%
Other borrowings	—	—	0.00%	116,200	1,643	5.73%
Subordinated debentures	103,957	1,241	4.79%	103,814	1,169	4.57%
Repurchase agreements	—	—	0.00%	20,823	3	0.06%

Total interest-bearing liabilities	$2,720,586	21,756	3.21%	$2,308,975	10,324	1.81%

Noninterest-bearing deposits	712,483			961,886
Other liabilities	63,778			48,854
Shareholders’ equity	370,452			341,159

Total Liabilities and Shareholders’ Equity	$3,867,299			$3,660,874

Net interest income and interest rate spread		$28,372	2.43%		$32,601	3.42%
Net interest margin			3.22%			3.99%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $632 thousand and $601 thousand for the periods ended March 31, 2024 and 2023, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $59.2 million in 2024 and by unrealized losses of $63.2 million in 2023. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for credit losses for the first quarter of 2024 was $2.0 million compared to $620 thousand for the first quarter of 2023. Provision for unfunded commitments for the first quarter of 2024 was ($50) thousand compared to $201 thousand for the first quarter of 2023. The reserve ratio as of March 31, 2024 was 1.34%, up from 1.30% at December 31, 2023.

For the first quarter of 2024, noninterest income totaled $8.5 million, a decrease of $2.6 million, or 23.2%, compared to the prior year’s first quarter.

Noninterest income

(unaudited - dollars in thousands)	Three months ended March 31,
	2024	2023	$ change	% change
Service charges	$1,440	$1,773	$(333)	-18.8%
Net loss on sale of securities	—	—	—	0.0%
Net gain (loss) on equity securities	(141)	(68)	(73)	-107.4%
Net gain on sale of loans	863	631	232	36.8%
ATM/Interchange fees	1,383	1,353	30	2.2%
Wealth management fees	1,276	1,193	83	7.0%
Bank owned life insurance	350	253	97	38.3%
Lease revenue and residual income	1,674	2,046	(372)	-18.2%
Tax refund processing fees	—	1,900	(1,900)	-100.0%
Swap fees	57	61	(4)	-6.6%
Other	1,602	1,926	(324)	-16.8%

Total noninterest income	$8,504	$11,068	$(2,564)	-23.2%

Service charges decreased due to a $375 thousand decrease in overdraft fees. We have reduced our per instance charge and have eliminated charges for representment of items for payment.

The net gain on sale of loans and leases increased by $232 thousand compared to the same period last year. The sale of mortgage loans generated a $423 thousand gain on the sale of $20.2 million, an increase in the gain of $191 thousand and a $10.9 million increase in 2024 volume, compared to 2023. CLF generated a $440 thousand gain on the sale of $12.6 million in commercial loans and leases, an increase in the gain of $41 thousand and a $1.4 million increase in 2024 volume, compared to 2023.

Lease revenue and residual income decreased $372 thousand due to a decrease in operating lease activity.

Tax refund processing fee income is now zero as we have exited our third-party payment processer that was in the tax refund processing business.

Other income decreased primarily as result of a $1.5 million nonrecurring fee collected in 2023 associated with the renewal of the company’s contract with MasterCard.

For the first quarter of 2024, noninterest expense totaled $27.7 million, an increase of $257 thousand, or 0.9%, compared to the prior year’s first quarter.

Noninterest expense

(unaudited - dollars in thousands)	Three months ended March 31,
	2024	2023	$ change	% change
Compensation expense	$15,457	$15,105	$352	2.3%
Net occupancy and equipment	3,903	4,120	(217)	-5.3%
Contracted data processing	545	520	25	4.8%
Taxes and assessments	969	774	195	25.2%
Professional services	1,149	1,555	(406)	-26.1%
Amortization of intangible assets	391	398	(7)	-1.8%
ATM/Interchange expense	625	580	45	7.8%
Marketing	479	505	(26)	-5.1%
Software maintenance expense	1,189	878	311	35.4%
Other	2,982	2,997	(15)	-0.5%

Total noninterest expense	$27,689	$27,432	$257	0.9%

Compensation expense increased primarily due to a $614 thousand increase in salary expense. Merit increases awarded in the second quarter of 2023. Employee insurance expense increased $222 thousand compared to the same period last year. Commission expense decreased $515 thousand compared to the same period last year.

The decrease in occupancy and equipment expense is primarily due to a decrease in equipment depreciation.

Taxes & assessments increased primarily due to an increase in the FDIC assessment rate charged.

Professional services decreased due to $400 thousand advisory fees for renegotiation of the company’s MasterCard contract paid in 2023.

The increase in Software maintenance expense is primarily due to expense of our digital banking platform.

The efficiency ratio was 73.8% for the quarter ended March 31, 2024 compared to 62.0% for the quarter ended March 31, 2023. The change in the efficiency ratio is primarily due to a decrease in net interest income and a decrease in noninterest income.

Civista’s effective income tax rate for the first quarter 2024 was 11.8% compared to 16.4% in 2023.

Balance Sheet

Total assets increased $18.8 million, or less than 1%, from December 31, 2023 to March 31, 2024, primarily due to an increase in the loan portfolio of $36.4 million, or 1.3%. The increase in loans was partially offset by a $10.1 million decrease in cash and a $10.8 million decrease in the securities portfolio.

End of period loan balances

(unaudited - dollars in thousands)
	March 31, 2024	December 31, 2023	$Change	% Change
Commercial and Agriculture	$302,663	$304,793	$(2,130)	-0.7%
Commercial Real Estate:
Owner Occupied	367,419	377,322	(9,903)	-2.6%
Non-owner Occupied	1,185,688	1,161,893	23,795	2.0%
Residential Real Estate	676,800	659,841	16,959	2.6%
Real Estate Construction	267,737	260,409	7,328	2.8%
Farm Real Estate	24,908	24,771	137	0.6%
Lease financing receivable	56,680	54,642	2,038	3.7%
Consumer and Other	16,244	18,056	(1,812)	-10.0%

Total Loans	$2,898,139	$2,861,727	$36,412	1.3%

Loan and lease balances increased $36.4 million, or 1.3% since December 31, 2023. Growth was tempered in the first quarter with a diligent focus on rate and margin. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category, especially in the multi-family area in the major Ohio metropolitan areas. Real Estate Construction has increased with consistent demand for more projects across the state of Ohio. The undrawn construction availability continues to be near all-time highs. Residential Real Estate has grown primarily due to more home construction loans and continued new production in our Community Reinvestment Act (“CRA”) product.

Deposits

Total deposits decreased $4.3 million, or less than 1.0%, from December 31, 2023 to March 31, 2024.

End of period deposit balances

(unaudited—dollars in thousands)
	March 31, 2024	December 31, 2023	$ Change	% Change
Noninterest-bearing demand	$707,993	$771,699	$(63,706)	-8.3%
Interest-bearing demand	434,692	449,449	(14,757)	-3.3%
Savings and money market	929,126	863,067	66,059	7.7%
Time deposits	908,884	900,813	8,071	0.9%

Total Deposits	$2,980,695	$2,985,028	$(4,333)	-0.1%

The $63.7 million decrease in noninterest-bearing demand was primarily due to a $51.7 million decrease in noninterest-bearing business accounts and $19.5 million noninterest-bearing accounts related to the former tax refund processing program.

The $14.8 million decrease in interest-bearing demand deposits was primarily due to an $11.6 million decrease in interest-bearing personal accounts, a $7.5 million decrease in Jumbo NOW accounts and a $5.2 million decrease in interest-bearing business accounts, partially offset by a $13.6 million increase in interest-bearing public fund accounts.

The $66.1 million increase in savings and money market was primarily due to a $65.9 million increase in brokered money market accounts, a $9.5 million increase in business money market accounts, partially offset by a $6.4 million decrease in statement savings and a $3.1 million decrease in business savings accounts.

The increase in time certificates was primarily due to a $16.7 million increase in Jumbo time certificates, a $14.0 million increase in retail time certificates, partially offset by a $21.8 million decrease in brokered time deposits.

FHLB overnight advances totaled $368.5 million on March 31, 2024, up from $340.4 million on December 31, 2023. FHLB term advances totaled $2.2 million on March 31, 2024, down from $2.4 million on December 31, 2023.

Stock Repurchase Program

So far in 2024, Civista has not repurchased any shares. We have approximately $12.0 million remaining of the current $13.5 million repurchase authorization, which will expire in May 2024. In January, Civista liquidated 8,262 shares held by employees, at $18.38 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $2.3 million from December 31, 2023 to March 31, 2024, primarily due to an $6.2 million increase in accumulated other comprehensive loss. Retained earnings increased $3.9 million.

Asset Quality

Civista recorded net charge-offs of $353 thousand for the three months of 2024 compared to net charge-offs of $128 thousand for the same period of 2023. The allowance for credit losses to loans was 1.34% at March 31, 2024 and 1.30% at December 31, 2023.

Allowance for Credit Losses
(dollars in thousands)
	March 31, 2024	March 31, 2023
Beginning of period	$37,160	$28,511
CECL adoption adjustments	—	5,193
Charge-offs	(651)	(175)
Recoveries	298	47
Provision	2,042	620

End of period	$38,849	$34,196

Allowance for Unfunded Commitments
(dollars in thousands)
	March 31, 2024	March 31, 2023
Beginning of period	$3,901	$—
CECL adoption adjustments	—	3,386
Charge-offs	—	—
Recoveries	—	—
Provision	(50)	201

End of period	$3,851	$3,587

Non-performing assets at March 31, 2024 were $15.7 million, a 4.0% increase from December 31, 2023. The non-performing assets to assets ratio decreased to 0.41% from 0.39% at December 31, 2023. The allowance for credit losses to non-performing loans increased to 247.06% from 245.67% at December 31, 2023.

Non-performing Assets
(dollars in thousands)	March 31, 2024	December 31, 2023
Non-accrual loans	$13,235	$12,467
Restructured loans	2,490	2,659

Total non-performing loans	15,725	15,126
Other Real Estate Owned	—	—

Total non-performing assets	$15,725	$15,126

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2024 at 1:00 p.m. ET on Tuesday, April 30, 2024. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 800-836-8184 and ask to join the Civista Bancshares, Inc. first quarter 2024 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in civista’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.9 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income
	Three Months Ended
	March 31,
	2024	2023
Interest income	$50,128	$41,539
Interest expense	21,756	8,938

Net interest income	28,372	32,601
Provision for credit losses	1,992	821

Net interest income after provision	26,380	31,780
Noninterest income	8,504	11,068
Noninterest expense	27,689	27,432

Income before taxes	7,195	15,416
Income tax expense	835	2,528

Net income	$6,360	$12,888
Dividends paid per common share	$0.16	$0.14
Earnings per common share, basic and diluted	$0.41	$0.82
Average shares outstanding, basic and diluted	15,695,963	15,732,092
Selected financial ratios:
Return on average assets (annualized)	0.66%	1.47%
Return on average equity (annualized)	6.89%	15.32%
Dividend payout ratio	39.02%	17.07%
Net interest margin (tax equivalent)	3.22%	4.11%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)	(unaudited)
Cash and due from financial institutions	$50,310	$60,406
Investment in time deposits	1,450	1,225
Investment securities	608,277	620,441
Loans held for sale	3,716	1,725
Loans	2,898,139	2,861,728
Less: allowance for credit losses	(38,849)	(37,160)

Net loans	2,859,290	2,824,568
Other securities	31,360	29,998
Premises and equipment, net	54,280	56,769
Goodwill and other intangibles	134,618	135,028
Bank owned life insurance	61,685	61,335
Other assets	75,272	69,923

Total assets	$3,880,258	$3,861,418

Total deposits	$2,980,695	$2,985,028
Federal Home Loan Bank advances - short term	368,500	338,000
Federal Home Loan Bank advances - long term	2,211	2,392
Securities sold under agreements to repurchase	—	—
Subordinated debentures	103,984	103,943
Other borrowings	8,105	9,859
Tax refunds in process	—	2,885
Accrued expenses and other liabilities	47,104	47,309
Total shareholders’ equity	369,659	372,002

Total liabilities and shareholders’ equity	$3,880,258	$3,861,418

Shares outstanding at period end	15,727,013	15,695,424
Book value per share	$23.50	$23.70
Equity to asset ratio	9.53%	9.63%
Selected asset quality ratios:
Allowance for credit losses to total loans	1.34%	1.30%
Non-performing assets to total assets	0.41%	0.39%
Allowance for credit losses to non-performing loans	247.06%	245.67%
Non-performing asset analysis
Nonaccrual loans	$13,235	$12,467
Troubled debt restructurings	2,490	2,659
Other real estate owned	—	—

Total	$15,725	$15,126

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Assets
Cash and due from banks	$50,310	$60,406	$50,316	$41,354	$52,723
Investment in time deposits	1,450	1,225	1,472	1,719	1,721
Investment securities	608,277	620,441	595,508	619,250	629,829
Loans held for sale	3,716	1,725	1,589	3,014	1,465
Loans and leases	2,898,139	2,861,728	2,759,771	2,728,390	2,681,180
Allowance for credit losses	(38,849)	(37,160)	(35,280)	(35,149)	(34,196)

Net Loans	2,859,290	2,824,568	2,724,491	2,693,241	2,646,984
Other securities	31,360	29,998	34,224	28,449	35,383
Premises and equipment, net	54,280	56,769	58,989	60,899	61,895
Goodwill and other intangibles	134,618	135,028	134,998	135,406	135,808
Bank owned life insurance	61,685	61,335	54,053	53,787	53,796
Other assets	75,272	69,923	82,157	70,971	66,068

Total Assets	$3,880,258	$3,861,418	$3,737,797	$3,708,090	$3,685,672

Liabilities
Total deposits	$2,980,695	$2,985,028	$2,795,743	$2,942,774	$2,843,516
Federal Home Loan Bank advances - short term	368,500	338,000	431,500	142,000	212,000
Federal Home Loan Bank advances - long term	2,211	2,392	2,573	2,859	3,361
Securities sold under agreement to repurchase	—	—	—	6,788	15,631
Subordinated debentures	103,984	103,943	103,921	103,880	103,841
Other borrowings	8,105	9,859	10,964	12,568	13,938
Secured borrowings	—	—	4,881	92,110	101,114
Securities purchased payable	—	—	1,755	—	—
Tax refunds in process	—	2,885	493	7,208	5,752
Accrued expenses and other liabilities	47,104	47,309	53,222	48,027	38,822

Total liabilities	3,510,599	3,489,416	3,405,052	3,358,214	3,337,975

Shareholders’ Equity
Common shares	311,352	311,166	310,975	310,784	310,412
Retained earnings	187,638	183,788	176,644	168,777	161,110
Treasury shares	(75,574)	(75,422)	(75,412)	(73,915)	(73,915)
Accumulated other comprehensive loss	(53,757)	(47,530)	(79,462)	(55,770)	(49,910)

Total shareholders’ equity	369,659	372,002	332,745	349,876	347,697
Total Liabilities and Shareholders’ Equity	$3,880,258	$3,861,418	$3,737,797	$3,708,090	$3,685,672

Quarterly Average Balances
Assets:
Earning assets	$3,552,552	$3,449,344	$3,443,226	$3,354,967	$3,313,285
Securities	646,203	645,202	645,202	658,515	655,987
Loans	2,880,031	2,805,995	2,742,736	2,689,515	2,649,901
Liabilities and Shareholders’ Equity
Total deposits	$2,998,150	$2,977,802	$2,946,849	$2,817,712	$2,654,356
Interest-bearing deposits	2,285,667	2,163,160	1,966,014	1,912,955	1,692,470
Other interest-bearing liabilities	431,919	383,877	178,614	471,837	616,505
Total shareholders’ equity	370,452	337,866	348,209	347,647	341,159

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total interest and dividend income	$50,128	$48,599	$46,601	$44,609	$42,925
Total interest expense	21,756	18,547	15,097	13,270	10,324

Net interest income	28,372	30,052	31,504	31,339	32,601
Provision for credit losses	1,992	2,245	760	1,125	821
Noninterest income	8,504	8,823	8,125	9,149	11,068
Noninterest expense	27,689	25,393	26,622	27,649	27,432

Income before taxes	7,195	11,237	12,247	11,714	15,416
Income tax expense	835	1,582	1,860	1,680	2,528

Net income	$6,360	$9,655	$10,387	$10,034	$12,888

Per share data
Earnings per common share
Basic
Net income	$6,360	$9,655	$10,387	$10,034	$12,888
Less allocation of earnings and dividends to participating securities	227	362	389	374	453

Net income available to common shareholders - basic	$6,133	$9,293	$9,998	$9,660	$12,435
Weighted average common shares outstanding	15,695,963	15,695,978	15,735,007	15,775,812	15,732,092
Less average participating securities	561,344	588,625	588,715	588,715	552,882

Weighted average number of shares outstanding used to calculate basic earnings per share	15,134,619	15,107,353	15,146,292	15,187,097	15,179,210

Earnings per common share
Basic	$0.41	$0.62	$0.66	$0.64	$0.82
Diluted	$0.41	0.62	0.66	0.64	0.82
Common shares dividend paid	$2,510	$2,511	$2,521	$2,367	$2,201
Dividends paid per common share	0.16	0.16	0.16	0.15	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Allowance for credit losses:
Beginning of period	$37,160	$35,280	$35,251	$34,196	$28,511
CECL adoption adjustments	—	—	—	—	5,193
Charge-offs	(651)	(577)	(666)	(14)	(175)
Recoveries	298	132	65	208	47
Provision	2,042	2,325	630	861	620

End of period	$38,849	$37,160	$35,280	$35,251	$34,196

Allowance for unfunded commitments:
Beginning of period	$3,901	$3,981	$3,851	$3,587	$—
CECL adoption adjustments	—	—	—	—	3,386
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provision	(50)	(80)	130	264	201

End of period	$3,851	$3,901	$3,981	$3,851	$3,587

Ratios
Allowance to total loans	1.34%	1.30%	1.28%	1.29%	1.28%
Allowance to nonperforming assets	247.06%	245.66%	308.52%	327.05%	345.91%
Allowance to nonperforming loans	247.06%	245.66%	308.52%	327.05%	345.82%
Nonperforming assets
Nonperforming loans	$15,725	$15,126	$11,435	$10,747	$9,860
Other real estate owned	—	—	—	—	26

Total nonperforming assets	$15,725	$15,126	$11,435	$10,747	$9,886
Capital and liquidity
Tier 1 leverage ratio	8.62%	8.75%	8.73%	8.69%	8.42%
Tier 1 risk-based capital ratio	10.81%	10.72%	10.82%	10.71%	10.50%
Total risk-based capital ratio	14.53%	14.45%	14.60%	14.49%	14.31%
Tangible common equity ratio (1)	6.28%	6.36%	5.49%	6.00%	5.96%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$369,659	$372,002	$332,745	$349,876	$347,697
Less: Goodwill and intangible assets	134,618	135,028	134,998	135,406	135,808

Tangible common equity (Non-GAAP)	$235,041	$236,974	$197,747	$214,470	$211,889
Total Shares Outstanding	15,727,013	15,695,424	15,695,997	15,780,227	15,732,092
Tangible book value per share	$14.95	$15.10	$12.60	$13.59	$13.47
Tangible Assets
Total Assets - GAAP	$3,880,258	$3,861,418	$3,737,797	$3,708,090	$3,688,232
Less: Goodwill and intangible assets	134,618	135,028	134,998	135,406	135,808

Tangible assets (Non-GAAP)	$3,745,640	$3,726,390	$3,602,799	$3,572,684	$3,552,424
Tangible common equity to tangible assets	6.28%	6.36%	5.49%	6.00%	5.96%